Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today - Thursday, May 3, 2012 at 10:00 AM ET
Webcast / Replay URL:	http://www.strong-world.com (Investor Relations section) or www.earnings.com
The replay will be available on the Internet for 90 days.
Dial-in number:	800/901-1807 (no pass code required)

Ballantyne Strong Reports Diluted Q1 EPS of $0.17 on

38% Increase in Net Revenues to $44 Million

OMAHA, Nebraska (May 3, 2012) Ballantyne Strong, Inc. (NYSE Amex: BTN), a provider of digital cinema projection equipment and services, cinema screens and other cinema products, today reported financial results for the first quarter ended March 31, 2012.

First Quarter Highlights

•                  Net revenues increased 38% to $44.0 million compared to Q1 2011.

•                  Operating income increased 50% to $3.4 million compared to Q1 2011.

•                  Achieved diluted earnings per share of $0.17 compared to $0.11 per share in Q1 2011.

First Quarter Results

Ballantyne Strong’s net revenues increased 38% to $44.0 million, led by an 88% year-over-year increase in digital product sales.  Cinema service revenues also increased 48% to $3.7 million when compared to Q1 2011, pursuant to the Company’s ongoing focus on further increasing its after-sale maintenance and NOC (Network Operations Center) 24/7 monitoring businesses, in addition to digital projection system installation and integration work on behalf of North American theatre owners and other clients.

Cinema screen sales were $3.0 million during the three-month period, versus $6.8 million a year ago.  The decline was primarily the result of exhibitors accelerating their digital 3-D rollouts last year in anticipation of upcoming 3-D movie releases.

The Company generated 50% growth in operating income to $3.4 million, up from $2.2 million in the year-ago quarter.  In addition to the aforementioned improvement in digital product and service revenues during Q1, operating income also benefitted from a $0.9 million gain resulting from the sale of Ballantyne’s analog projector manufacturing machinery and equipment, previously classified as held for sale.  Net earnings were $2.4 million, or $0.17 per diluted share, a more than 61% increase compared to $1.5 million and $0.11 in Q1 2011, respectively.

Consolidated gross profit increased 5% to $6.3 million, or a 14.4% gross margin on net revenues, compared to gross profit of $6.1 million, or 19.0% of net revenues in the year-earlier period.  The gross profit increase was mainly due to Ballantyne’s significant rise in digital product sales.  The corresponding margin decline was primarily attributable to an increase in the relative contribution of digital product sales to the overall revenue mix since these typically carry higher price points but lower margins.  Higher margin screen sales were also a lower contributor to the Company’s top-line results, versus the year-earlier Q1.

Selling expenses were $0.8 million, or 1.9% of net revenues, compared to $1.0 million in Q1 2011, or 3.1% of net revenues.   General and administrative expenses were $3.1 million, or 7.0% of revenues, versus $2.8 million in Q1 2011, or 8.9% of prior-year revenues.  The modest increase reflects higher recruiting costs, travel expenses and professional fees.  The ratio of administrative expenses to revenues declined on a year-over-year basis, reflecting the large top-line increase.

Balance Sheet and Cash Flow Update

Ballantyne’s cash and cash equivalents balance at quarter-end was $37.3 million, compared to $39.9 million at December 31, 2011, with the decline primarily reflecting $2.7 million (558,097 shares) in transactions under the Company’s previously announced, Board-authorized stock repurchase program.  The $3.1 million receivables decline was due to the generation of higher sales volume in Q4 2011, as compared to the first quarter of 2012.

Ballantyne accelerated the purchase of certain inventories in Q1 to take advantage of vendor discounts on equipment expected to be sold in Q2 2012.  The Company provided cash from operations of approximately $0.01 million, including cash received of $1.5 million resulting from a return on investment from its Digital Link II joint venture.

Commenting on the Company’s operating results, President and CEO Gary L. Cavey stated, “The 2012 first quarter was another solidly profitable reporting period for Ballantyne, driven by a continuation of strong demand from North American theatre owners for our one-stop, wide array of digital projection equipment.  In addition, we also generated another strong increase of digital cinema service customers, an area we are actively focusing on further expanding, especially given its recurring nature and scalability.

“With the virtual print fee (VPF) arrangement set to expire later this year, we should continue to see strong demand from domestic theatre owners looking to digitize their screens before these subsidies run out.  Due to the challenges many smaller exhibitors have been experiencing in securing the requisite funding on their own to convert analog screens to digital format, we believe Ballantyne continues to be uniquely positioned to capitalize on this opportunity given our wealth of cinema industry relationships here in North America.

“We will also continue focusing on increasing digital equipment sales to foreign markets, including China and Latin America.  We are exploring ways to further enhance our cinema screen offerings through research and development while also shipping more screens overseas.  Ballantyne is evaluating ways to expand our service footprint to more cinema customers and also to related industries, as well as internationally, and we are also placing a renewed emphasis on our lighting business, especially in targeting the architectural space where we see lots of opportunities for further inroads,” concluded Mr. Cavey.

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong is a provider of digital cinema projection equipment and services as well as cinema screens, motion picture projectors and specialty lighting equipment and services.  The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three Months Ended March 31, 2012 and 2011

(Unaudited)

	Three Months Ended March 31
	2012	2011

Net revenues	$44,019	$31,874
Cost of revenues	37,680	25,821
Gross profit	6,339	6,053

Selling & administrative expenses:
Selling	827	981
Administrative	3,067	2,834
Total selling & administrative expenses	3,894	3,815
Gain on the sale/disposal/transfer of assets	918	1
Income from operations	3,363	2,239
Net interest expense	(11)	(11)
Equity in income (loss) of joint venture	91	(144)
Other income (expense), net	160	—
Income before income taxes	3,603	2,084
Income tax expense	(1,156)	(567)
Net earnings	$2,447	$1,517
Basic earnings per share	$0.17	$0.11
Diluted earnings per share	$0.17	$0.11

Weighted average shares outstanding:
Basic	14,237	14,318
Diluted	14,280	14,447

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2012 and December 31, 2011

(In thousands)

(Unaudited)

	March 31, 2012	Dec. 31, 2011
Assets
Current assets:
Cash and cash equivalents	$37,289	$39,889
Accounts receivable, including unbilled receivables (net of allowance for doubtful accounts)	30,023	33,165
Total inventories, net	17,809	14,920
Other current assets	8,562	8,446
Total current assets	93,683	96,420
Investment in joint venture	430	1,849
Property, plant and equipment, net	9,414	9,419
Property held for sale	1,696	1,810
Note Receivable	2,106	2,062
Other non-current assets	2,374	1,896
Total assets	$109,703	$113,456
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$31,740	$31,924
Other accrued expenses	3,824	4,820
Customer deposits/deferred revenue	5,164	5,037
Income tax payable	1,103	4,135
Total current liabilities	41,831	45,916
Other non-current liabilities	4,336	4,317
Total liabilities	46,167	50,233
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,751 shares in 2012 and 16,557 shares in 2011	167	167
Additional paid-in capital	37,450	37,234
Accumulated other comprehensive income:
Foreign currency translation	182	(137)
Minimum pension liability	81	81
Retained earnings	43,806	41,361
	81,686	78,706
Less 2,713 and 2,155 of common shares in treasury, at cost	(18,150)	(15,483)
Total stockholders’ equity	63,536	63,223
Total liabilities and stockholders’ equity	$109,703	$113,456

Selected Cash Flow Statement Items (Unaudited):

	Three Months Ended March 31,
	2012	2011

Net cash provided by (used in) operating activities	$14	$(9,426)

Capital expenditures	(44)	(1,791)
Net cash used in investing activities	(44)	(1,762)
Purchase of treasury stock	(2,667)	—

Net cash (used in) provided by financing activities	(2,667)	510

Net decrease in cash & cash equivalents	(2,600)	(10,640)
Cash & cash equivalents at beginning of period	39,889	22,250
Cash & cash equivalents at end of period	$37,289	$11,610

CONTACT:

Mary A. Cartstens	Robert Rinderman, Norberto Aja
Chief Financial Officer	J C I R
402/453-4444	212/835-8500 or btn@jcir.com

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